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EXHIBIT 23.2

               DOW JONES & COMPANY AND CONSOLIDATED SUBSIDIARIES
                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Dow Jones & Company of our report dated January 25, 2000, relating to the financial statements of Dow Jones & Company, which appears in the 1999 Annual Report to Shareholders of Dow Jones & Company, which is incorporated by reference in the Dow Jones & Company's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated January 25, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the headings "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP
New York, New York
June 21, 2000